Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated May 11, 2015 to Prospectus dated December 19, 2014

Registration No. 333-201153

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

May 11, 2015

	2015 Series A 3.10% Senior Notes Due 2025	2015 Series B 4.20% Senior Notes Due 2045
Principal Amount:	$350,000,000	$350,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	A2 (stable outlook)/ A- (negative outlook)/ A (stable outlook)	A2 (stable outlook)/ A- (negative outlook)/ A (stable outlook)

Trade Date:	May 11, 2015	May 11, 2015

Settlement Date (T+2)**:	May 13, 2015	May 13, 2015

Final Maturity Date:	May 15, 2025	May 15, 2045

Interest Payment Dates:	May 15 and November 15	May 15 and November 15

First Interest Payment Date:	November 15, 2015	November 15, 2015

Make-Whole Call:	T+15 bps prior to February 15, 2025	T+20 bps prior to November 15, 2044

Par Call:	On or after February 15, 2025	On or after November 15, 2044

Treasury Benchmark:	2.000% due February 15, 2025	3.000% due November 15, 2044

Benchmark Yield:	2.269%	3.021%

Spread to Benchmark:	+85 bps	+120 bps

Reoffer Yield:	3.119%	4.221%

Coupon:	3.10%	4.20%

Price to Public:	99.838%	99.644%

Proceeds to Company Before Expenses:	99.188%	98.769%

CUSIP/ISIN:	927804FS8/US927804FS88	927804FT6/US927804FT61

Joint Book-Running Managers:	BNP Paribas Securities Corp., J.P. Morgan Securities LLC and Mizuho Securities USA Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated May 11, 2015, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

BNP Paribas Securities Corp.	1-800-854-5674 (toll free)
J.P. Morgan Securities LLC	1-212-834-4533 (collect)
Mizuho Securities USA Inc.	1-866-271-7403 (toll free)

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** We expect that delivery of the Senior Notes will be made against payment for the Senior Notes on the Settlement Date, which will be the second business day following the date of this final term sheet (this settlement cycle being referred to as “T+2”). Accordingly, purchasers will be expected to pay for their notes within two business days of the date of this final term sheet.